Filed pursuant to Rule 433
Registration No. 333-155796
Lennox International Inc.
Pricing Term Sheet
May 3, 2010
4.900% Senior Notes due 2017

Issuer:	Lennox International Inc.
Guarantors:	Lennox Industries Inc. Allied Air Enterprises Inc. Service Experts LLC Lennox Global Ltd.
Size:	$200,000,000
Maturity:	May 15, 2017
Coupon (Interest Rate):	4.900%
Price:	99.922% of face amount
Yield to maturity:	4.913%
Spread to Benchmark Treasury:	1.75%
Benchmark Treasury:	3.125% due 04/30/2017
Benchmark Treasury Spot and Yield:	99–24+ 3.163%
Interest Payment Dates:	May 15 and November 15, commencing November 15, 2010
Make-whole call:	At any time at a discount rate of Treasury plus 25 basis points
Settlement:	T+3; May 6, 2010
CUSIP/ISIN:	526107AC1 / US526107AC10
Ratings:	Baa3 (stable) by Moody’s Investors Service, Inc./ BBB- (stable) by Standard & Poor’s Ratings Services
Joint Book-Running Managers:	J.P. Morgan Securities Inc. Wells Fargo Securities, LLC
Senior Co-Managers:	Banc of America Securities LLC Morgan Stanley & Co. Incorporated
Co-Managers:	BBVA Securities Inc. SunTrust Robinson Humphrey, Inc. UBS Securities LLC U.S. Bancorp Investments, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a Registration Statement on Form S-3 (including a base prospectus, dated May 3, 2010, as supplemented by a preliminary prospectus supplement, dated May 3, 2010, the “Prospectus”) with the SEC for the offering to which this communication relates. Before you invest, you should read the Prospectus and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the Prospectus if you request it by calling J.P. Morgan Securities Inc. collect at 1-212-834-4533 or Wells Fargo Securities, LLC at 1-800-326-5897.